SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

April 15, 2009

(Date of Report)

AERO PERFORMANCE PRODUCTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-26887	98-0353403
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14553 S. 790 W. Suite B
Bluffdale, Utah 84065

(Address of principal executive offices)

Registrant's telephone number, including area code: (801) 495-0882

N/A

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]

Written communications pursuant to Rule 425 under the Securities Act

[   ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

CLOSING OF PURCHASE AGREEMENT

On April 15, 2009, the Registrant, Aero Performance Products. Inc., a Nevada corporation (“Aero”) sold, pursuant to a Purchase Agreement with Flo-Co, LLC (”Flo-Co)  (the “Purchase Agreement”), an aggregate of approximately 8.1 million shares of common stock in TTR-HP, Inc. (d/b/a Aero Exhaust, Inc.), which represents ninety percent (90%) of Aero’s total holdings in TTR-HP.

Under the terms of the Purchase Agreement, Flo-Co is now the majority shareholder of TTR-HP.  As part of the transaction, and in an effort to offset the liabilities of TTR for the purchaser per the advice of our Auditor, Aero issued Flo-Co 100,000 shares of its Series A Preferred Stock, each share of which receives 33,333 Warrants to purchase common shares of Aero.  The purchase Warrants are divided into three classes, designated A, B and C Warrants.  The A Warrants vest six months from the date of issuance, the B Warrants vest twelve months from date of issuance, and the C Warrants vest 15 months from the date of issuance.  The purchase price associated with the Warrants is $0.00005 for the A Warrants, $0.00004 for the B Warrants, and $0.00003 for the C Warrants.  In aggregate, the Warrants entitle the holder to purchase a total of 2,611,000,000 shares of Aero common stock over the next fifteen months.  In addition, in the event of a recapitalization of Aero’s common stock by means of a forward or reverse split, all of the Warrants will vest immediately.  Aero also received a warrant from Flo-Co. to repurchase the Warrants at a price of $0.0006 per Warrant and has an option to purchase ten million shares of TTR-HP, which would represent approximately 53% of the then total issued and outstanding TTR-HP common stock, for $750,000.

Effect of the Purchase Agreement.  As a result of completing the Purchase Agreement with Flo-Co, Aero is no longer the majority owner of TTR-HP and is no longer required to consolidate the financial operations and position of TTR-HP on its financial statements.  The impact of this change is an immediate reduction in the company’s liabilities of $3,154,247.  The total liabilities of Aero after concluding the Purchase Agreement are $531,173.00.  Aero also, under a previous license agreement with TTR-HP, retains the right to use the “Aero” name, patents, and trademarks.

A gain of $1,595,474 has been recorded as a Gain on Disposition of Assets which represents the difference between the estimated value of the Preferred Stock issued, with its associated Warrants, together with the assets of TTR-HP, and the value of the liabilities removed from the books of Aero.

A copy of the Purchase Agreement, together with the Preferred Stock Designation and the Warrant Agreements has been attached hereto as Exhibits.

Item 3.02

Unregistered Sales of Equity Securities

Since the last 10Q, the Registrant issued a total of 716,667,000 shares of its restricted common stock in satisfaction of debt.  The total value of the liability forgiven as a result of the share issuance was $107,500.  The shares were issued under Rule 144 of the Securities Act of 1933.

Exhibit Number	Description
3.1	Certificate of Designation for Series A Preferred Stock
10.1	Stock Purchase Agreement between Aero and Flo-Co.
10.2	Warrant Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated April 17, 2009

AERO PERFORMANCE PRODUCTS, INC By: /s/ Bryan Hunsaker Bryan Hunsaker Chief Executive Officer